Exhibit 4.2

EXECUTION VERSION

DUPONT DE NEMOURS, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of May 1, 2020

to

INDENTURE

Dated as of November 28, 2018

2.169% Notes due 2023

TABLE OF CONTENTS

Page
ARTICLE I

Definitions

SECTION 1.01. Definition of Terms	2

ARTICLE II

General Terms of the Notes

SECTION 2.01. Designation and Principal Amount	7
SECTION 2.02. Further Issues	8
SECTION 2.03. Maturity	8
SECTION 2.04. Interest	8
SECTION 2.05. Global Securities	8
SECTION 2.06. Form of Notes; Denomination	8
SECTION 2.07. Depositary	8

ARTICLE III

Optional Redemption

SECTION 3.01. Optional Redemption	9
SECTION 3.02. Applicability of Certain Redemption Provisions in Indenture	9

ARTICLE IV

Special Mandatory Redemption

SECTION 4.01. Special Mandatory Redemption	9

ARTICLE V

Change of Control

SECTION 5.01. Change of Control	9

ARTICLE VI

Covenants

SECTION 6.01. Limitation on Liens	11
SECTION 6.02. Sale and Leaseback Transactions	12
SECTION 6.03. Merger, Consolidation or Sale of Assets	13

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default	13

ARTICLE VIII

Amendment, Supplement and Waiver

SECTION 8.01. Without the Consent of Holders	13
SECTION 8.02. With the Consent of Holders	14

ARTICLE IX

Satisfaction and Discharge; Defeasance

SECTION 9.01. Satisfaction and Discharge of Indenture	16
SECTION 9.02. Defeasance and Covenant Defeasance upon Deposit of Moneys or U.S. Government Obligations	16

ARTICLE X

Miscellaneous

SECTION 10.01. Ratification of Base Indenture	17
SECTION 10.02. Trust Indenture Act Controls	17
SECTION 10.03. Effects of Headings and Table of Contents	17
SECTION 10.04. Successors and Assigns	17
SECTION 10.05. Separability Clause	17
SECTION 10.06. Benefits of the Second Supplemental Indenture	17
SECTION 10.07. Counterpart Originals	18
SECTION 10.08. Governing Law; Waiver of Jury Trial	18
SECTION 10.09. Force Majeure	18
SECTION 10.10. U.S.A. Patriot Act	18
SECTION 10.11. Trustee	18

EXHIBIT A Form of 2023 Notes

ii

SECOND SUPPLEMENTAL INDENTURE, dated as of May 1, 2020 (this “Second Supplemental Indenture”), between DUPONT DE NEMOURS, INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), under the Base Indenture (as defined below).

RECITALS

WHEREAS the Company (then named DowDuPont Inc.) executed and delivered the indenture, dated as of November 28, 2018, between the Company and the Trustee (the “Base Indenture” and, as supplemented by the Second Supplemental Indenture, the “Indenture”) to provide for the issuance from time to time of its debt securities (the “Securities”), to be issued in one or more series;

WHEREAS pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of new series of Securities under the Base Indenture to be known as its “2.169% Notes due 2023” (the “Notes”), the form and substance of such series and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture;

WHEREAS the Board of Directors of the Company, pursuant to the resolutions duly adopted on April 26, 2020, has duly authorized the issuance of the Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect such issuance;

WHEREAS this Second Supplemental Indenture is being entered into pursuant to the provisions of Sections 3.01 and 14.01 of the Base Indenture;

WHEREAS the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture;

AND WHEREAS all acts and things necessary to make this Second Supplemental Indenture a valid agreement according to its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution of this Second Supplemental Indenture and the issue hereunder of the Notes has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees with the Trustee, as follows:

ARTICLE I

Definitions

For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(b) each term defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture; provided, however, that if a term is defined both herein and in the Base Indenture, the definition in the Second Supplemental Indenture shall govern with respect the Notes;

(c) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(d) references to “Article” or “Section” or other subdivisions herein are references to an Article, Section or other subdivisions of this Second Supplemental Indenture.

SECTION 1.01. Definition of Terms. Unless the context otherwise requires, the terms defined in this Section 1.01 shall for all purposes of this Second Supplemental Indenture have the meanings hereinafter set forth:

Attributable Debt:

The term “Attributable Debt” means the present value (discounted at the rate of 1% per annum over the weighted average Yield to Maturity of the Outstanding Notes hereunder, such average being weighted by the principal amount of the Notes) of the obligation of a lessee for rental payments (excluding from such rental payments, however, amounts payable with respect to income and property taxes, insurance, maintenance, and other similar charges and contingent rents, such as those based on sales) during the remaining term of any lease (including any period for which such lease has been extended).

Base Indenture:

The term “Base Indenture” has the meaning specified in the recitals of this Second Supplemental Indenture.

Below Investment Grade Rating Event:

The term “Below Investment Grade Rating Event” means, with respect to the Notes, that the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

Business Day:

The term “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Change of Control:

The term “Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person or Group other than the Company or one of its subsidiaries;

(ii) the approval by the holders of the Company’s voting stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting interests in the Company’s capital stock.

For the avoidance of doubt, the transfers of assets and liabilities in connection with the N&B Merger will not constitute a Change of Control.

Change of Control Offer:

The term “Change of Control Offer” has the meaning specified in Section 5.01(a) of this Second Supplemental Indenture.

Change of Control Payment:

The term “Change of Control Payment” has the meaning specified in Section 5.01(a) of this Second Supplemental Indenture.

Change of Control Payment Date:

The term “Change of Control Payment Date” has the meaning specified in Section 5.01(b) of this Second Supplemental Indenture.

Change of Control Triggering Event:

The term “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

Consolidated Net Tangible Assets:

The term “Consolidated Net Tangible Assets” means the total amount of assets less applicable reserves and other properly deductible items after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other intangible assets, all as set forth on the Company’s most recent quarterly balance sheet and computed in accordance with GAAP.

Debt:

The term “Debt” has the meaning specified in Section 6.01(a) of this Second Supplemental Indenture.

Discharged:

The term “Discharged” has the meaning specified in Section 9.02 of this Second Supplemental Indenture.

Event of Default:

The term “Event of Default” has the meaning specified in Section 7.01 of this Second Supplemental Indenture.

Exchange Act:

The term “Exchange Act” has the meaning specified in Section 5.01(e) of this Second Supplemental Indenture.

Fitch:

The term “Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

Group:

The term “Group” means a group of related persons for purposes of Section 13(d) of the Exchange Act.

IFF

The term “IFF” means International Flavors & Fragrances Inc.

Indenture:

The term “Indenture” has the meaning specified in the recitals of this Second Supplemental Indenture.

Investment Grade Rating:

The term “Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and an equivalent rating of any replacement agency, respectively.

Issue Date:

The term “Issue Date” means May 1, 2020.

Moody’s:

The term “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

Mortgages:

The term “Mortgages” has the meaning specified in Section 6.01(a) of this Second Supplemental Indenture.

N&B Inc.

The term “N&B Inc.” means Nutrition & Biosciences, Inc., a wholly owned subsidiary of the Company as of the Issue Date.

N&B Merger:

The term “N&B Merger” means the merger of Neptune Merger Sub I Inc. (a wholly-owned subsidiary of IFF) with and into N&B Inc., with N&B Inc. as the surviving corporation.

Notes:

The term “Notes” has the meaning specified in the recitals of this Second Supplemental Indenture.

Paying Agent:

The term “Paying Agent” means Trustee or any other Person authorized by the Company to pay the principal of or interest on the Notes on behalf of the Company.

Person:

The term “Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof or other entity.

Principal Property:

The term “Principal Property” means any manufacturing plant or facility, distribution facility or any mineral producing property or any research facility located within the continental United States owned by the Company or any Restricted Subsidiary, unless, in the opinion of the Board of Directors, such plant, facility, property or research facility is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries.

Rating Agencies:

The term “Rating Agencies” means:

(i) each of Fitch, Moody’s and S&P; and

(ii) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a credit rating agency registered as a “nationally recognized statistical rating organization” with the SEC, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

Restricted Subsidiary:

The term “Restricted Subsidiary” means any wholly-owned subsidiary (i) substantially all the property of which is located within the continental United States of America; (ii) which owns a Principal Property; and (iii) in which the Company’s investment exceeds 1% of its total consolidated assets as of the end of the preceding year. The term “Restricted Subsidiary” does not include any wholly-owned subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing the Company’s operations outside the continental United States.

S&P:

The term “S&P” means S&P Global Ratings and any successor to its rating agency business.

SEC:

The term “SEC” means the U.S. Securities and Exchange Commission.

Securities:

The term “Securities” has the meaning specified in the recitals of this Second Supplemental Indenture.

Special Mandatory Redemption Date:

The term “Special Mandatory Redemption Date” has the meaning specified in Section 4.01(a) of this Second Supplemental Indenture.

Special Mandatory Redemption Price:

The term “Special Mandatory Redemption Price” has the meaning specified in Section 4.01(b) of this Second Supplemental Indenture.

Yield to Maturity:

The term “Yield to Maturity” means the yield to maturity, calculated at the time of issuance of the Notes, calculated in accordance with accepted financial practice.

ARTICLE II

General Terms of the Notes

SECTION 2.01. Designation and Principal Amount.

(a) There is hereby authorized and established one new series of Securities under the Base Indenture, designated as the “2.169% Notes due 2023”, which is not limited in aggregate principal amount.

(b) There is initially to be authenticated and delivered (i) $2,000,000,000 aggregate principal amount of the Notes.

SECTION 2.02. Further Issues. Notwithstanding the initial aggregate principal amounts set forth in Section 2.01(b) of this Second Supplemental Indenture, the Company may from time to time, without the consent of the Holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the issue date, issue price and initial Interest Payment Date. Any additional notes having such similar terms, together with the Notes, will constitute a single series of Securities under the Indenture; provided, however, that, in the event that additional notes are not fungible with the Notes for U.S. federal income tax purposes, the Company shall cause such additional notes to be issued with a separate CUSIP number. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

SECTION 2.03. Maturity. The Notes will mature on May 1, 2023.

SECTION 2.04. Interest. The Notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from the Issue Date at the rate of 2.169% per annum, payable semiannually in arrears; interest payable on each Interest Payment Date will include interest accrued from the Issue Date, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are May 1 and November 1, commencing on November 1, 2020. The Record Date for the interest payable on any Interest Payment Date is the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant Interest Payment Date, whether or not that day is a Business Day. If any Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Interest Payment Date. If the maturity date of the Notes falls on a date that is not a Business Day, the payment of interest and principal of the Notes may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date.

SECTION 2.05. Global Securities. The Notes will be issued in the form of one or more permanent Global Securities in definitive, fully registered form.

SECTION 2.06. Form of Notes; Denomination. The Notes and the Trustee’s certificate of authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto. The Notes shall be issued and may be transferred only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.07. Depositary. The Depository Trust Company, a New York corporation, will initially act as Depositary with respect to the Notes.

ARTICLE III

Optional Redemption

SECTION 3.01. Optional Redemption. The Notes shall be redeemable at the option of the Company as set forth under the heading “Optional Redemption” in the form of security set forth in Exhibit A hereto.

SECTION 3.02. Applicability of Certain Redemption Provisions in Indenture. The provisions of Article IV of the Base Indenture shall be applicable to any redemption of Notes pursuant to this Article III.

ARTICLE IV

Special Mandatory Redemption

SECTION 4.01. Special Mandatory Redemption. (a) If the N&B Merger is consummated, on the date that is the later of (i) three (3) Business Days after the consummation of the N&B Merger and (ii) one (1) year from the Issue Date, the Company shall cause a notice to be delivered electronically or mailed, with a copy to the Trustee, to each Holder at its registered address, setting forth the date of redemption of all of the Notes (the “Special Mandatory Redemption Date”).

(b) On the Special Mandatory Redemption Date, the Company shall redeem all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

(c) If funds sufficient to pay the Special Mandatory Redemption Price of all Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent on or before the Special Mandatory Redemption Date, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

ARTICLE V

Change of Control

SECTION 5.01. Change of Control. (a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes in accordance with Section 3.01 of this Second Supplemental Indenture or has issued a Special Mandatory Redemption Notice in respect of the Notes in accordance with Section 4.01 of this Second Supplemental Indenture, the Holders of the Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 and additional multiples of $1,000) of their Notes pursuant to an offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event, the Company shall mail a notice to the Holders of the Notes and the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required herein and described in such notice.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(d) The Paying Agent shall promptly pay to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note shall be in a principal amount of $2,000 and additional multiples of $1,000.

(e) The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 5.01, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.01 by virtue of such conflicts.

(f) The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by it, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

ARTICLE VI

Covenants

SECTION 6.01. Limitation on Liens. (a) The Company shall not, nor shall the Company permit any Restricted Subsidiary to, issue, assume or guarantee any debt for money borrowed (“Debt”) secured by a mortgage, security interest, pledge, lien or other encumbrance (mortgages, security interests, pledges, liens and other encumbrances being hereinafter called “Mortgages”) on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guaranty of any such Debt that the Notes (together with, if the Company shall so determine, any other indebtedness of or guaranty by the Company or such Restricted Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with such Debt; provided, however, that the foregoing restrictions shall not apply to Debt secured by:

(i) Mortgages on property, shares of stock or indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

(ii) Mortgages on property existing at the time of acquisition of such property by the Company or a Restricted Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by the Company or a Restricted Subsidiary or to secure any Debt incurred by the Company or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement the Mortgage shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(iii) Mortgages securing Debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv) Mortgages on property of a Person existing at the time that Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

(v) Mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including without limitation Mortgages incurred in connection with pollution control, industrial revenue or similar financings);

(vi) Mortgages existing on the date of the Base Indenture; or

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (vi); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

(b) Notwithstanding Section 6.01(a) above, the Company and one or more of its Restricted Subsidiaries may, without securing the Notes, issue, assume, or guarantee Debt secured by Mortgages which would otherwise be subject to the restrictions set forth in Section 6.01(a) above; provided that the aggregate amount of Debt incurred under this Section 6.01(b) that would then be outstanding after giving pro forma effect to any such incurrence (including the pro forma application of the proceeds of such Debt incurred), together with the aggregate amount of the then outstanding Attributable Debt incurred under Section 6.02(a) of this Second Supplemental Indenture, does not exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries.

SECTION 6.02. Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or any Restricted Subsidiary (whether such Principal Property is now owned or hereafter acquired) (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person, unless (a) the Company or such Restricted Subsidiary would be entitled, pursuant to Section 6.01 of this Second Supplemental Indenture, to issue, assume or guarantee Debt secured by a Mortgage upon the property involved at least equal in amount to the Attributable Debt for that transaction without equally and ratably securing the Notes or (b) the Company shall apply an amount in cash equal to the Attributable Debt for that transaction to the retirement (other than any mandatory retirement or by way of payment at maturity), within 90 days of the effective date of any such arrangement, of Debt of the Company or any Restricted Subsidiary (other than Debt owed by the Company or any Restricted Subsidiary and other than Debt of the Company which is subordinated to the Notes), which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of creation of such Debt.

It is understood that transactions entered into pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, are not Debt secured by a Mortgage within the meaning of Section 6.01 or sale and leaseback transactions prohibited by the first paragraph of this Section 6.02.

SECTION 6.03. Merger, Consolidation or Sale of Assets. Section 6.04 of the Base Indenture shall be applicable to the Notes; provided, that, solely with respect to the Notes, Section 6.04(a) of the Base Indenture shall be amended to include the following proviso at the end of such provision:

“provided, that this Section 6.04 shall not apply to transactions effected in connection with the N&B Merger”

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. Section 7.01 of the Base Indenture shall be applicable to the Notes. In addition, the following shall be an “Event of Default” with respect to the Notes:

the failure of the Company to deliver a Special Mandatory Redemption Notice with respect to the Notes in accordance with Section 4.01 of this Second Supplemental Indenture.

ARTICLE VIII

Amendment, Supplement and Waiver

SECTION 8.01. Without the Consent of Holders. This Section 8.01 supersedes and replaces Section 14.01 of the Base Indenture with respect to the Notes, and references to “Section 14.01” of the Base Indenture shall instead refer to this “Section 8.01” of this Second Supplemental Indenture. The terms of the Notes or the terms of the Indenture with respect to the Notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, without the consent of any Holder of Outstanding Notes for any of the following purposes:

(a) to add to the covenants and agreements of the Company and to add Events of Default, in each case for the protection or benefit of the Holders of the Notes, or to surrender any right or power conferred upon the Company;

(b) to add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the Notes; provided that any such action shall not adversely affect the interests of the Holders of the Notes in any material respect;

(c) to evidence the succession of another entity to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Notes and in the Indenture in accordance with Section 6.03 of this Second Supplemental Indenture;

(d) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(e) to secure the Notes;

(f) to cure any ambiguity or inconsistency or to correct or supplement any provision in the Indenture or to conform the terms that are applicable to the Notes to the description of the terms of such Notes in the “Description of Notes” section of the Company’s prospectus supplement dated April 28, 2020;

(g) to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with the Trust Indenture Act;

(h) to add guarantors or co-obligors with respect to the Notes or to release guarantors from their guarantees of the Notes, in accordance with the terms of the Notes;

(i) to make any change in the Notes that does not adversely affect in any material respect the rights of the Holders of the Notes;

(j) to provide for uncertificated securities in addition to certificated securities; or

(k) to supplement any of the provisions of the Indenture to the extent as shall be necessary to permit or facilitate the defeasance or discharge of the Notes; provided that any such action shall not adversely affect the interests of the Holders of the Notes in any material respect.

SECTION 8.02. With the Consent of Holders.

(a) This Section 8.02 supersedes and replaces Section 14.02 of the Base Indenture with respect to the Notes, and references to “Section 14.02” of the Base Indenture shall instead refer to this “Section 8.02” of this Second Supplemental Indenture. The terms of the Notes or the terms of the Indenture with respect to the Notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, with the consent of Holders of a majority in aggregate principal amount of the Outstanding Notes (evidenced as provided in Article VIII of the Base Indenture) for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the Holders of the Notes; provided that no such amendment, supplement or modification shall, without the consent of the Holder of each Outstanding Note:

(i) extend the Stated Maturity of the principal of, or any installment of interest on, the Notes, or reduce the principal amount or Redemption Price thereof or the interest thereon or any premium payable thereon, or extend the Stated Maturity of, or change the place of payment where, or the Currency in which the principal of and premium, if any, or interest on the Notes is denominated or payable, change the ranking of such Notes or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date);

(ii) modify any of the provisions of this Section 8.02, Section 6.06 of the Base Indenture or Section 7.06 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be amended, modified or waived without the consent of the Holder of each Outstanding Note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section 8.02 and Section 6.06 of the Base Indenture, or the deletion of this proviso, in accordance with the requirements of Section 11.06 of the Base Indenture and Section 8.01(d) of this Second Supplemental Indenture.

(iii) amend, waive or otherwise modify the provisions of Article IV with respect to the Notes; or

(iv) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

(b) Any amendment, supplement or waiver that changes or eliminates any provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Notes or which modifies the rights of the Holders of the Notes with respect to such covenant or other provision, shall be deemed to not affect the rights under the Indenture of the Holders of the Notes of any other series.

(c) It shall not be necessary for the consent of the Holders of the Notes under this Section 8.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

(d) The Company may set a record date for purposes of determining the identity of the Holders of the Notes entitled to give a written consent or waive compliance by the Company as authorized or permitted by this Section 8.02. Such record date shall not be more than 30 days prior to the first solicitation of such consent or waiver or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 312 of the Trust Indenture Act.

(e) Promptly after the execution by the Company and the Trustee of any amendment, supplement or modification pursuant to the provisions of this Section 8.02, the Company shall mail a notice, setting forth in general terms the substance of such amendment, supplement or modification, to the Holders of the Notes at their addresses as the same shall then appear in the Register of the Company. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or modification.

ARTICLE IX

Satisfaction and Discharge; Defeasance

SECTION 9.01. Satisfaction and Discharge of Indenture. Section 12.02 of the Base Indenture shall be applicable to the Notes; provided, that, solely with respect to the Notes, the last paragraph of Section of 12.02 of the Base Indenture shall be superseded and replaced by the following:

“Notwithstanding the satisfaction and discharge of the Indenture with respect to the Notes, the obligations of the Company to the Trustee under Section 11.01 of the Base Indenture, the provisions of Sections 3.04, 3.05, 3.06, 3.07, 3.10, 6.02 and 6.03 of the Base Indenture, Article XII of the Base Indenture (as amended by Article IX of this Second Supplemental Indenture), and, if the Notes are to be redeemed prior to their Stated Maturity, the provisions of Article IV of the Base Indenture, the provisions of Article III of the Second Supplemental Indenture, and, if money shall have been deposited with the Trustee pursuant Section 12.02(a) of the Base Indenture, the obligations of the Trustee under Section 12.07 of the Base Indenture and Section 6.03(e) of the Base Indenture shall survive such satisfaction and discharge.”

SECTION 9.02. Defeasance and Covenant Defeasance upon Deposit of Moneys or U.S. Government Obligations. Section 12.03 of the Base Indenture shall be applicable to the Notes. If the Company exercises its “covenant defeasance” option in accordance with Section 12.03 of the Base Indenture, in addition to any covenants specified therein, the Company shall cease to be under any obligation to comply with the covenants set forth in Section 6.01, Section 6.02 and Section 6.03 of this Second Supplemental Indenture. Solely with respect to the Notes, the definition of “Discharged” set forth in Section 12.03 of the Base Indenture shall be superseded and replaced by the following:

“‘Discharged’ means, with respect to the Notes, that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Notes and to have satisfied all the obligations under the Indenture relating to the Notes (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following, all of which shall survive such Discharge and remain in full force and effect with respect to the Notes: (A) the rights of the Holders of the Notes to receive, from the trust fund described in clause (a) above, payment of the principal of and premium, if any, and interest on such Notes when such payments are due, (B) Sections 3.04, 3.05, 3.06, 3.07, 3.10, 6.02 and 6.03 of the Base

Indenture, (C) if the Notes are to be redeemed prior to their Stated Maturity, the provisions of Article III of this Second Supplemental Indenture, (D) the provisions of Article XII of the Base Indenture (as amended by Article IX of this Second Supplemental Indenture) and (E) the rights, powers, trusts, duties and immunities of the Trustee hereunder.”

ARTICLE X

Miscellaneous

SECTION 10.01. Ratification of Base Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Second Supplemental Indenture apply solely with respect to the Notes. The rights, privileges, immunities, benefits, protections and indemnities provided to the Trustee under the Base Indenture shall apply to any action or inaction of the Trustee (acting in any capacity hereunder) in connection herewith, including in connection with the execution and delivery of this Second Supplemental Indenture.

SECTION 10.02. Trust Indenture Act Controls. If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or another provision included in the Indenture which is required to be included in the Indenture by any of the provisions of Sections 310 to 318, inclusive, of the Trust Indenture Act, such imposed duties or incorporated provision shall control.

SECTION 10.03. Effects of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 10.04. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their permitted successors and assigns, whether so expressed or not.

SECTION 10.05. Separability Clause. In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.06. Benefits of the Second Supplemental Indenture. Nothing in this Second Supplemental Indenture expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or to give to, any Person or corporation other than the parties hereto and their successors and the Holders of the Notes any benefit or any right, remedy or claim under or by reason of this Second Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Second Supplemental Indenture contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Holders of the Notes.

SECTION 10.07. Counterpart Originals. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 10.08. Governing Law; Waiver of Jury Trial. This Second Supplemental Indenture and the Notes shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

EACH PARTY HERETO, AND EACH HOLDER OF A NOTE BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECOND SUPPLEMENTAL INDENTURE.

SECTION 10.09. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 10.10. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Second Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

SECTION 10.11. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the rights, protections and indemnities afforded the Trustee (acting in any capacity thereunder or hereunder) shall apply to any action or inaction of the Trustee hereunder or in connection with the transactions contemplated hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

DUPONT DE NEMOURS, INC.

By:	/s/ Lori Koch
Name: Lori Koch Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Annette M. Marsula
Name: Annette M. Marsula Title: Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF SECURITY]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP No. 26614N AA0

ISIN No. US26614NAA00

DUPONT DE NEMOURS, INC.

2.169% NOTES DUE 2023

No.________	$__________

As revised by the Schedule of Increases or Decreases in Global Security attached hereto

Interest. DuPont de Nemours, Inc., a Delaware corporation (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of ___ million dollars ($________), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on May 1, 2023 and to pay interest thereon from May 1, 2020 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 1 and November 1 in each year, commencing November 1, 2020 at the rate of 2.169% per annum, until the principal hereof is paid or made available for payment. If any Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Interest Payment Date. If the maturity date of the Notes falls on a date that is not a Business Day, the payment of interest and principal of the Notes may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be April 15 or October 15, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Securities not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office in U.S. Dollars.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

DuPont de Nemours, Inc.

By:
Name: _______
Title: _______

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:	U.S. Bank National Association, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF SECURITY]

Indenture. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 28, 2018 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated May 1, 2020 (as so supplemented, herein called the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities of this series and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $2,000,000,000.

Optional Redemption. The Securities of this series are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Securities of this series to be redeemed or (ii) as determined by the Company, the sum of the present values of the remaining scheduled payments of principal and interest hereon from the Redemption Date to the maturity date (exclusive of any accrued interest) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, any interest accrued but not paid to, but excluding, the Redemption Date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Treasury Rate” means, with respect to any Redemption Date for the Securities of this series, (1) the yield, which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H.15’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities of this series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities of this series.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Securities of this series, (i) the average of four Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of BofA Securities, Inc. and Citigroup Global Markets Inc. or their respective affiliates, and two other primary U.S. Government securities dealers in New York City appointed by the Company (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that Redemption Date.

Notice of any optional redemption will be mailed at least 10 days but not more than 60 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee) to each registered Holder of the Securities of this series to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Securities of this series or portions of the Securities of this series called for redemption, unless subject to a condition precedent that has not been satisfied. If fewer than all of the Securities of this series are to be redeemed, the Trustee will select the particular Securities or portions thereof for redemption from the Outstanding Securities of this series not previously called by such method as the Trustee deems fair and appropriate. If such redemption is subject to a condition precedent that has not been satisfied, the Company shall provide written notice to the Trustee prior to the close of business at least two Business Days prior to the Redemption Date (unless a shorter period shall be satisfactory to the Trustee). Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the Securities shall not occur.

Except as set forth herein, the Securities will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

Special Mandatory Redemption. If a Special Mandatory Redemption Event occurs, the Company shall redeem all of the Securities of this series in accordance with the provisions of Article IV of the Second Supplemental Indenture.

Defaults and Remedies. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Change of Control. If a Change of Control Triggering Event occurs with respect to the Securities of this series, unless the Company has exercised its option to redeem the Securities of this series in accordance with the provisions set forth in this Security under the heading “Optional Redemption” or has issued a Special Mandatory Redemption Notice in respect of the Securities of this series in accordance with Section 4.01 of the Second Supplemental Indenture, Holders of the Securities of this series will have the right to require the Company to repurchase all or any part (equal to $2,000 and additional multiples of $1,000) of their Securities as set forth in Article V of the Second Supplemental Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Restrictive Covenants. The restrictive covenants for this Security are as specified in the Indenture. The Indenture does not limit unsecured debt of the Company or any of its Subsidiaries. Section 5.01 (Change of Control) of the Second Supplemental Indenture and Section 6.04 (Merger, Consolidation and Sale of Assets) of the Base Indenture (as amended by Section 6.03 of the Second Supplemental Indenture) shall not apply to transactions effected in connection with the N&B Merger.

Denominations, Transfer and Exchange. The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of said State.

All terms used in this Security and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee

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